October 30, 1997

Securities and Exchange Commission
Attn.: Filing Desk, Stop 1-4
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  Korea Capital Fund
     File No. 811-06573

Dear Sir or Madam:

     At a meeting held on August 14, 1997, the Board of Trustees of Korea Capital Trust ("the Company"), approved the engagement of George S. Bay & Co. as the independent auditors for the following series of the Company, to replace the firm of Ernst & Young L.L.P. ("E&Y") effective August 14, 1997:

     Korea Capital Fund

     The reports of E&Y on the Company's financial statements and financial highlights for the year ended August 31, 1996 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

     In connection with the audits of the Company's financial statements and financial highlights for the year ended August 31, 1996, there were no disagreements with E&Y on any matters of accounting principles or practices, financial statements disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the matter in their reports.

     The Company has requested E&Y to furnish a letter addressed to the Commission stating its agreement with the above statements. A copy of that letter, dated October 30, 1997, is attached hereto.

Very truly yours,


/s/ Eric M. Banhazl
Eric M. Banhazl
Assistant Treasurer
Korea Capital Trust

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